(Exhibit 99)

COMPANY CONTACT:	Roger S. Hendriksen	FOR IMMEDIATE RELEASE
	(419) 427-4768	February 5, 2004

Cooper Tire & Rubber Company Reports
Increased Earnings, All-Time Record Sales

Fourth Quarter Highlights

*	All-time record sales, year-over year increase of 15 percent
*	Net income increased 20 percent
*	Earnings per share of 38 cents increased 19 percent
*	Earnings per share net of restructuring charges increased 30 percent
*	Tire Group sales increased 14 percent, setting a fourth quarter record
*	Automotive Group sales increased 16 percent, setting a fourth quarter record
*	Automotive Group operating profit increased 47 percent

Findlay, Ohio, February 5, 2004 — Cooper Tire & Rubber Company (NYSE:CTB) today reported all-time record high sales of $967 million and a 20 percent increase in net income in the quarter ended December 31, 2003. The record sales represent a 15 percent increase compared to the same period a year earlier. Net income increased by 20 percent to $28 million compared to $23 million in the fourth quarter of 2002. Basic and diluted earnings per share for the fourth quarter of 2003 were 38 cents or 19 percent higher than the earnings per share of 32 cents reported in the fourth quarter of 2002. These results include restructuring charges of 5 cents per share in the fourth quarter of 2003 and 1 cent per share in the fourth quarter of 2002. Excluding the restructuring charges, the Company’s basic and diluted earnings per share in the fourth quarter of 2003 would have been 43 cents compared to 33 cents in the fourth quarter of 2002.

For the year ended December 31, 2003, the Company recorded net income of $74 million or $1.00 diluted earnings per share on net sales of $3.5 billion. By comparison, net income in 2002 was $112 million and earnings per share were $1.51. These full-year results include restructuring charges of $15 million or 13 cents per share in 2003 and $5 million or 4 cents per share in 2002.

Commenting on these results, Cooper chairman, president and chief executive officer Thomas A. Dattilo said, “This was our second consecutive record setting quarter and we are extremely pleased with our strong sales performance as we have once again significantly outpaced the growth rate of our industries. Our Automotive Group’s sales and operating profit improved significantly on the strength of new business ramping up and improved operational efficiency. Our full year results were hampered by difficult market conditions in the first half of the year but our results in the last two quarters are much more representative of what we see moving forward.”

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Tire Group Operations

Sales for Cooper’s tire operations were a fourth quarter record $519 million, an increase of 14 percent compared to the $458 million achieved in the fourth quarter of 2002. This increase was driven by an 8 percent increase in tire unit volumes, improving customer and product mix and an improved pricing environment. The Company’s sales of high performance and ultra-high performance tires increased by more than 50 percent during the quarter. Sales of P-Metric SUV tires increased by 40 percent and winter tire sales increased by 25 percent compared to the prior year period.

Operating profit was $24 million in the fourth quarter compared to $29 million last year. Increasing raw material costs and higher expense for various sales rebates and customer programs had a negative impact on operating profit which was only partially offset by increasing sales volumes, the positive results from lean initiatives and improved price and product mix.

For the full year, the Tire Group had record sales of $1.9 billion compared to $1.8 billion last year, an increase of nearly 6 percent. Tire unit sales were up 2 percent overall with units shipped to the regional retailer channel up more than 14 percent and Cooper brand units in North America improving by 3 percent. Tire Group operating profit for the year was $88 million, compared to $136 million in 2002 with the decline being the result of lower sales volumes in the first half, the resulting operating inefficiencies and dramatic increases in the cost of raw materials throughout the year.

Automotive Group Operations

In the fourth quarter of 2003, sales for Cooper-Standard Automotive reached a record $453 million, an increase of more than 16 percent over the fourth quarter of 2002. New business launches in both North America and Europe were the primary drivers of the revenue growth, contributing $59 million to total sales. Changes in foreign currency exchange rates added $32 million. The Company’s strategic positioning as a supplier to certain light truck and SUV platforms that continued to sell well during the quarter was also a positive factor. Automotive Group operating profit for the quarter increased 45 percent to reach $36 million. This compares to $25 million in the same period last year. The significant increase was the result of operating improvements and cost savings from restructuring, lean initiatives and increased production volume driven by new business on key platforms. Savings from lean manufacturing initiatives were $21 million in the fourth quarter.

For the full year 2003, Cooper-Standard Automotive sales were $1.7 billion and were also a company record on the basis of continuing operations. By comparison, sales for the full year 2002 were $1.6 billion. The increase of nearly 5 percent was $140 million in new business and a $91 million impact from foreign currency exchange rates.

In both the quarter and the year, the effect of new business and foreign exchange rates on sales combined to more than offset the negative impact of lost and runout business, particularly with Daimler Chrylser as discussed in previous quarters, and the impact of pricedowns.

Automotive Group operating profit for the full year 2003 was $96 million compared to $117 million in 2002.

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During the quarter Cooper-Standard Automotive was awarded contracts for $19 million in annualized net new business. This brings the total net new business awarded in 2003 to $95 million, which will begin production and phase in over the next 3 to 5 years.

Outlook

“As the economy continues its comeback, we expect replacement tire demand to remain healthy for the industry as a whole, and light vehicle production should remain solid,” Dattilo said. “In tires, the new business we announced last quarter should enable us to outpace the industry growth again. However, rising raw material costs continue to be a challenge for the tire industry. Significantly higher raw material costs, perhaps as much as $15 — $20 million higher, will exert pressure on our Tire Group operating margins in the first quarter. But tire price increases to be implemented in February should provide some relief in the second quarter and beyond. Additionally, higher sales volumes, continued growth in the profitable high performance and specialty light truck tire market segments, the successful implementation of our lean initiatives and our Asian strategy should have a significant positive impact on our results as the year progresses.”

“Automotive production schedules look pretty good, right from the start of the year,” Dattilo continued. “Demand remains strong for our key platforms in North America and we are expecting solid growth again in our European automotive components business. Still, we will continue to restructure and streamline our operations where it makes sense in order to get the most out of our opportunities in 2004 and beyond.”

“The first quarter of 2004 is likely to be the toughest of the year with earnings anticipated in the range of 24 — 28 cents due to the impact of raw materials and increased operational complexity during tire plant expansions and the introduction and ramp-up of new business. But we are confident that, just as in 2003, our results will be much stronger in subsequent quarters. Our automotive group is well positioned and will remain solid in spite of challenging industry conditions and pricing pressures. The tire group will drive much of the sequential improvement as they offset increasing costs with higher volumes, better pricing and mix and operating improvements. So we are optimistic that our results in 2004 will significantly exceed what we accomplished in 2003.”

Company Description

Cooper Tire & Rubber Company, headquartered in Findlay, Ohio, specializes in the manufacture and marketing of products for the global automotive industry. Products include automotive, motorcycle and truck tires, inner tubes, tread rubber and equipment, as well as sealing, trim, NVH control systems and fluid handling systems. Cooper has more than 20,000 employees and 51 manufacturing facilities in 13 countries. For more information, visit the Company’s web site at: www.coopertireandrubber.com.

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Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters which the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents which currently exist,
•	increased competitive activity, including the inability of the Tire segment to obtain price increases to offset higher production or material costs,
•	the failure to achieve expected sales levels,
•	consolidation among the Company’s competitors and customers,
•	technology advancements,
•	unexpected costs and charges, including those associated with new vehicle launches,
•	fluctuations in raw material and energy prices, including those of both crude petroleum and natural gas and the unavailability of such raw materials or energy sources,
•	changes in interest and foreign exchange rates,
•	increased pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate and expected return on plan assets assumptions,
•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act,
•	the cyclical nature and overall health of the global automotive industry, and the impact of the inability of the Company’s customers to meet their sales and production goals,
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons,
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers,
•	litigation brought against the Company,
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets,
•	the inability of either segment to execute the cost reduction/Asian strategies outlined by each for the coming year,
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments

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and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 31		December 31
	2002	2003	2002	2003
Net sales	$841,628	$966,753	$3,329,957	$3,514,399
Cost of products sold	723,271	840,926	2,839,757	3,078,761

Gross profit	118,357	125,827	490,200	435,638
Selling, general and administrative	63,208	61,642	237,239	247,416
Adjustment to class action warranty	—	—	—	(3,900)
Restructuring charges	1,683	5,847	4,565	14,992

Operating profit	53,466	58,338	248,396	177,130
Interest expense	18,298	16,077	75,587	67,936
Other — net	(1,791)	(503)	(4,388)	(4,916)

Income before taxes	36,959	42,764	177,197	114,110
Provision for taxes	13,464	14,590	65,352	40,274

Net Income	$23,495	$28,174	$111,845	$73,836

Basic earnings per share	$0.32	$0.38	$1.53	$1.00
Diluted earnings per share	$0.32	$0.38	$1.51	$1.00
Weighted average shares outstanding
Basic	73,554	73,862	73,327	73,688
Diluted	73,772	74,777	74,039	74,203
Depreciation	$48,330	$50,145	$177,867	$185,295
Amortization of intangibles	$1,463	$1,113	$4,959	$4,439
Capital expenditures	$47,881	$48,295	$141,393	$154,778

Segment information
Net Sales
Tire	$457,588	$519,369	$1,769,058	$1,872,873
Automotive	389,082	452,726	1,585,953	1,662,244
Eliminations	(5,042)	(5,342)	(25,054)	(20,718)
Segment profit
Tire	29,695	24,182	137,403	87,664
Automotive	24,562	36,199	117,473	95,719
Unallocated corporate charges and eliminations	(791)	(2,043)	(6,480)	(6,253)

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CONSOLIDATED BALANCE SHEETS

	December 31
	2002	2003
Assets
Current assets:
Cash and cash equivalents	$44,748	$66,426
Accounts receivable	460,879	613,269
Inventories	280,641	282,352
Prepaid expenses, deferred income taxes and other	73,030	55,813

Total current assets	859,298	1,017,860

Property, plant and equipment	1,197,975	1,207,898
Goodwill	427,895	429,792
Intangibles and other assets	225,811	211,232

	$2,710,979	$2,866,782

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$21,956	$2,770
Trade payables and accrued liabilities	396,300	465,357
Income taxes	96	—
Current portion of debt	14,994	3,015

Total current liabilities	433,346	471,142

Long-term debt	875,378	871,948
Postretirement benefits other than pensions	205,630	220,723
Other long-term liabilities	241,137	259,080
Deferred income taxes	13,772	13,500
Stockholders’ equity	941,716	1,030,389

	$2,710,979	$2,866,782